Exhibit 10.2
SAVINGS RESTORATION PLAN
FOR NISOURCE INC. AND AFFILIATES
As Amended and Restated Effective January 1, 2005

 i

 ii

SAVINGS RESTORATION PLAN
FOR NISOURCE INC. AND AFFILIATES
As Amended and Restated Effective January 1, 2005
ARTICLE I
PURPOSE
     Prior to January 1, 2004, Columbia Energy Group sponsored the Savings Restoration Plan for Columbia Energy Group for eligible executives of Columbia Energy Group and certain affiliated companies. Effective January 1, 2004, NiSource Inc., the parent company of Columbia Energy Group, assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the Plan the Savings Restoration Plan for NiSource Inc. and Affiliates, and broadened the Plan to include all employees of NiSource Inc. and Affiliated Companies.
     The purpose of the Plan is to provide for the payment of savings restoration benefits to employees of NiSource Inc. and Affiliated Companies, whose benefits under the Basic Plan are subject to the Limits or affected by deferrals into the DCP, so that the total savings plan benefits of such employees shall be determined on the same basis as is applicable to all other employees of the Company. The Plan is adopted solely (1) for the purpose of providing benefits to Participants in the Plan and their Beneficiaries in excess of the Limits imposed on qualified plans by Code Section 401(a)(17) and any other Code Sections, by restoring benefits to such Plan Participants and Beneficiaries that are no longer available under the Basic Plan as a result of the Limits, and (2) for the purpose of restoring benefits to Plan Participants and Beneficiaries that are no longer available under the Basic Plan as a result of the Participant’s deferrals into the DCP. The Plan was amended and restated effective January 1, 2004, and amended effective January 1, 2005. The Plan is now further amended and restated effective January 1, 2005 as set forth below to comply with Code Section 409A, and guidance and regulations thereunder, with respect to benefits earned under the Plan from and after January 1, 2005. Benefits under the Plan earned and vested prior to January 1, 2005 shall be administered without giving effect to Code Section 409A, and guidance and regulations thereunder. The provisions of the Plan as set forth herein apply only to Participants who actively participate in the Plan on or after January 1, 2005. Any Participant who retired or otherwise terminated employment with the Company and all Affiliated Companies prior to January 1, 2005 shall have his or her rights determined under the provision of the Plan as it existed when his or her employment relationship terminated.
ARTICLE II
DEFINITIONS
     2.1 Affiliated Company. “Affiliated Company” means an affiliate of NiSource Inc.
     2.2 Annual Addition. “Annual Addition” for any Participant means the sum, in any Plan Year, of:
(a)	the Company’s, or any Affiliated Company’s, matching or profit sharing contributions to the Basic Plan on behalf of the Participant; plus

(b)	all Participant deposits to the Basic Plan, including before-tax and after-tax deposits.
     For purposes of the Plan, the determination of a Participant’s Annual Addition shall be made without regard to the Limits.
     2.3 Basic Plan. “Basic Plan” means the NiSource Inc. Retirement Savings Plan, as amended and restated effective January 1, 2002, and as further amended from time to time.
     2.4 Code. “Code” means the Internal Revenue Code of 1986, as amended.

     2.5 Committee. “Committee” means the NiSource Inc. and Affiliates Retirement Plan Administrative and Investment Committee.
     2.6 Company. “Company” means NiSource Inc.
     2.7 DCP. “DCP” means the Columbia Energy Group Deferred Compensation Plan on or prior to December 31, 2003, and, thereafter, the NiSource Inc. Executive Deferred Compensation Plan.
     2.8 Disability. “Disability” means a condition that (a) causes a Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliated Company or (c) causes a Participant to be eligible to receive Social Security disability payments.
     2.9 Employee. “Employee” means any individual who is employed by an Employer on a basis that involves payment of salary, wages or commissions.
     2.10 Employer. “Employer” means the Company or an Affiliated Company whose Employees participate in the Plan.
     2.11 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     2.12 Interest. “Interest” means the average of the prime rates of interest charged as of the last business day of a month, determined under procedures established by the Committee.
     2.13 Limits. “Limits” means the limits imposed on tax qualified retirement plans by Code Sections 415 and 401(a)(17) and any other Code Sections.
     2.14 Participant. “Participant” means any Employee who is participating in the Plan in accordance with its provisions.
     2.15 Plan. “Plan” means the Savings Restoration Plan for NiSource Inc. and Affiliates (formerly known as the Savings Restoration Plan for the Columbia Energy Group, and before that as the Thrift Restoration Plan for the Columbia Energy Group), as set forth herein.
     2.16 Plan Year. “Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.
     2.17 Post-2004 Benefit. “Post-2004 Benefit” means the portion of a Participant’s Supplemental Savings Account equal to the excess of (1) the balance of the Participant’s Supplemental Savings Account determined as of a Participant’s date of separation from service with the Company and all Affiliated Companies after December 31, 2004 over (2) the Pre-2005 Benefit, to which the Participant would be entitled under the Plan if he voluntarily separated from service without cause as of such date and received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following his separation from service.
     2.18 Pre-2005 Benefit. “Pre-2005 Benefit” means the portion of a Participant’s Savings Account determined as of December 31, 2004, adjusted to reflect Interest credited to such balance from and after such date.

     2.19 Supplemental Savings Account. “Supplemental Savings Account” means the sum of credits accrued under Article IV on behalf of a Participant, adjusted to reflect Interest credited to the Account, and reduced by any withdrawals under Article V.
     2.20 Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)), of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy the Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
ARTICLE III
ELIGIBILITY
     3.1 Eligibility. Any Employee who is not a Participant in the Plan on December 31, 2004, who is participating in the Basic Plan and (i) whose Compensation in a Plan Year will exceed the Limits, or (ii) who has deferrals in the DCP excluded for purposes of benefit allocations in the Basic Plan, shall be eligible to become a Participant in the Plan as of January 1 of such Plan Year. Any Participant in the Plan on December 31, 2004 shall continue as a Participant after that date. If an Employee who was not expected to be eligible to become a Participant in a given Plan Year subsequently qualifies because his or her Compensation exceeds the Limits for that Plan Year, or because he or she becomes eligible for, or begins to participate in, the DCP, such Employee shall be eligible to participate in the Plan as soon as practicable after this determination has been made or deferrals begin.
     3.2 Notice of Eligibility to Participants. The Committee shall inform each Employee of his or her eligibility to participate in the Plan as soon as practicable but before the earliest date such Employee’s participation could become effective.
     3.3 Method of Becoming a Participant. In order to become a Participant, each eligible Employee must sign a written agreement with his or her Employer providing for a reduction of his or her Compensation and a corresponding direction of Employer contributions or Participant Pre-tax Contributions that would normally be made to the Basic Plan, except for the Limits or deferrals into the DCP, to be credited to his or her Supplemental Savings Account under the Plan, to the extent necessary to satisfy the Limits with respect to the Basic Plan or deferrals into the DCP.
     A Participant in the Plan as of December 31, 2004 who remains a Participant in the Plan as of January 1, 2005 shall deliver to the Committee the written agreement referenced in the preceding paragraph with respect to his or her Compensation earned from and after January 1, 2006 no later than December 31, 2005. An Employee who becomes a Participant on or after January 1, 2005 shall deliver the aforementioned written agreement to the Committee within 30 days after the date the Participant first becomes eligible to participate, and such agreement shall be effective with respect to Compensation related to services to be performed subsequent to the election; provided that such a Participant shall not be considered first eligible if, on the date he or she becomes a Participant, he or she participates in any other nonqualified account balance plan that is subject to Code Section 409A, maintained by the Company or an Affiliated Company. If an Employee referred to in the preceding sentence does not deliver the aforementioned written agreement to the Committee within such 30-day period, he or she shall be entitled to deliver to the Committee a written agreement of the type referenced in the preceding paragraph with respect to his or her Compensation earned from and after the first day of the Plan Year next following the Plan Year in which the written agreement is delivered. Any election made pursuant to a written agreement, delivered pursuant to the preceding sentences of this paragraph, shall continue in effect until revoked by a Participant by notice delivered to the Committee no later than the last day of the Plan Year immediately preceding the first day of the Plan Year in which such election is to become effective.
     3.4 Continuation of Participation. A Participant shall remain a Participant so long as his or her Supplemental Savings Account has not been fully distributed to him or her.
ARTICLE IV
SUPPLEMENTAL SAVINGS ACCOUNT
     4.1 Supplemental Savings Account. A Supplemental Savings Account shall be established for each Participant. The amounts to be credited to a Participant’s Supplemental Savings Account shall be determined under procedures established by the Committee and shall consist of:
(a)	Employer credits, as described in Sections 4.2 and 4.3; plus

(b)	Participant credits, as described in Section 4.4; plus

(c)	Interest credits under Section 4.5.
     A Participant’s Supplemental Savings Account shall be reduced by any withdrawals made under Article V.

     4.2 Employer Credits. The amount of Employer credits for a Participant shall equal (a) minus (b) below:
(a)	The total amount of Matching Contributions that would otherwise have been contributed to the Basic Plan for the Participant without regard to the Limits or deferrals into the DCP;

(b)	The actual amount of Matching Contributions contributed to the Basic Plan for the Participant.
     4.3 Special Employer Credits. Any Participant who (1) during the 2003 and/or 2004 Plan Years had a Matching Contribution allocated to his Matching Contribution Account under the Basic Plan that was less than the maximum Matching Contribution available under the Basic Plan, (2) authorized After-tax Contributions and/or Pre-tax Contributions under the Basic Plan equal to at least 6% of his Compensation for such Plan Year(s), (3) commenced employment with an Employer prior to January 1, 2002 and was still employed by an Employer on January 1, 2005 and (4) participated in the Account Balance Option of the NiSource Inc. and Northern Indiana Public Service Company Pension Plan Provisions Pertaining to Salaried and Non Exempt Employees, the NiSource Inc. Subsidiary Pension Plan or the Bay State Gas Company Pension Plan, as applicable, shall be eligible for an additional Employer credit hereunder. The additional Employer credit shall be calculated as the difference between (i) the Matching Contributions that would have been allocated to the Participant’s Matching Contribution Account under the Basic Plan during the 2003 and/or 2004 Plan Year(s) if his or her total After-tax Contributions, if any, and Pre-tax Contributions under the Basic Plan for such Plan Year(s) had been contributed evenly over each pay period throughout the Plan Year(s) and (ii) the Matching Contribution

actually allocated to the Participant’s Matching Contribution Account under the Basic Plan for such Plan Year(s).
     The additional Employer credit, plus interest (calculated using a rate equal to 4.5% from January 1, 2005 to the date the additional Employer credit is credited to his or her Supplemental Savings Account as provided herein) shall be credited to the Participant’s Supplemental Savings Account in accordance with Section 4.1. The additional Employer credit shall be credited to his or her Supplemental Savings Account as soon as administratively practicable after September 1, 2005, but in any event no later than December 31, 2005.
     Except where inconsistent with this Section 4.3, the additional Employer credit shall be subject to all provisions of the Plan applicable to Employer credits.
     4.4 Participant Credits. The amount of Participant credits for a Participant shall equal (a) minus (b) below:
(a)	The total amount of Pre-tax Contributions that would otherwise have been contributed to the Basic Plan for the Participant without regard to the Limits or deferrals into the DCP;

(b)	The actual amount of Pre-tax Contributions contributed to the Basic Plan for the Participant.
     4.5 Interest Credits.
(a)	Interest credits to a Participant’s Supplemental Savings Account, if applicable, shall be considered made on a monthly basis.

(b)	All credits shall accrue Interest starting with the first full calendar month in which they are deemed to be a part of the applicable Supplemental Savings Account and ending with the last full calendar month in which credits are still deemed to be part of the Supplemental Savings Account.

(c)	Interest shall be based on the balance of the value of the Participant’s Supplemental Savings Account as of the first working day of the calendar month and credited as of the last working day of the calendar month.

(d)	In the event there is a withdrawal by a Participant from his or her Supplemental Savings Account, the value of such Supplemental Savings Account, prior to the withdrawal, shall be credited with Interest to the end of the calendar month in which the withdrawal is actually made. The amount of the withdrawal shall then be subtracted from the balance so determined.

(e)	Interest shall be earned only on monies held under reserve by an Employer. If the Committee has invested any portion of a Participant’s Supplemental Savings Account, Interest shall not be earned on such portion, but such Account shall be adjusted for actual earnings, gains, and losses on such investment.
ARTICLE V
IN-SERVICE WITHDRAWALS
     5.1 Pre-2005 Benefit. This section applies only to a Pre-2005 Benefit.
(a)	In-Service Withdrawals. Subject to the limitations of Section 5.3, a Participant, by filing a written request with the Committee, may, while employed by an Employer or an Affiliated Company, elect to withdraw 33%, 67% or 100% of his or her Pre-2005 Benefit.

(b)	Limitation on In-Service Withdrawals. Any In-Service withdrawal under paragraph (a) of this Section 5.1 shall be subject to a 10% early distribution penalty.

(c)	Unforeseeable Emergency. At the written request of a Participant, and in the written discretion of the Committee, up to 100% of the balance of a Participant’s Pre-2005 Benefit, determined as of the last day of the calendar month prior to the date of distribution may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency.
     5.2 Post-2004 Benefit. A Participant shall be entitled to withdraw all or any portion of his or her Post-2004 Benefit, as he or she may request in a direction delivered to the Committee, in the case of an Unforeseeable Emergency.
     5.3 Limitations on In-Service Withdrawals. Any In-Service Withdrawal under this Article V shall be subject to the following provisions:
(a)	Only one In-Service Withdrawal shall be permitted in any 12-month period.

(b)	In-Service Withdrawals under this Article V shall require suspension of Employer credits and Participant credits (but not Interest credits) under the Plan for a period of time varying with the percentage of the value of the Participant’s Supplemental Savings Account which is withdrawn, according to the following schedule:

Percentage	Suspension

Up to 33%	2 months
34 - 67%	4 months
68 - 100%	6 months

     This suspension shall not affect a Participant’s participation in the Basic Plan nor the basis for determining the Employer contributions or Participant Pre-tax Contributions under the Basic Plan.
ARTICLE VI
TERMINATION OF PARTICIPATION
AND PAYMENT OF BENEFITS
     6.1 Termination of Participation. A Participant’s participation in the Plan shall terminate at separation from service with the Company and all Affiliated Companies for any reason, including Disability or death.
     6.2 Benefits at Termination of Participation. Upon his or her separation from service, a Participant, his or her spouse, or his or her Beneficiary or legal representative shall be entitled to 100% of the Participant’s Supplemental Savings Account credited with Interest, if applicable, through the calendar month preceding the date payment is made to the Participant (or to his or her spouse, legal representative or Beneficiary in the case of his or her incapacity or death).
     6.3 Method and Time of Payment.
(a)	Pre-2005 Benefit.
(i)	The Pre-2005 Benefit payable under the Plan to a Participant or his or her spouse, Beneficiary, or legal representative shall be paid in the same form under which the Basic Plan benefit is payable to the Participant or his or her spouse, Beneficiary, or legal representative. The Participant’s election under the Basic Plan of any optional form of payment of his or her Basic Plan benefit (with the valid consent of his or her surviving spouse where required under the Basic Plan) shall also be applicable to the payment of his or her Pre-2005 Benefit under the Plan.

(ii)	Payment of the Pre-2005 Benefit under the Plan to a Participant or his or her spouse, Beneficiary, or legal representative under the Plan shall commence on the same date as payment of the benefit to the Participant or his or her spouse, Beneficiary, or legal representative under the Basic Plan commences. Any election under the Basic Plan made by the Participant with respect to the commencement of payment of his or her benefit under the Basic Plan shall also be applicable with respect to the commencement of payment of his or her Pre-2005 Benefit under the Plan.

(iii)	Notwithstanding the provisions of paragraphs (i) and (ii) above, an election made by the Participant under the Basic Plan with respect to the form of payment of his or her Pre-2005 Benefit thereunder (with the valid consent of his or her surviving spouse where required under the Basic Plan), or the date for commencement of payment thereof, shall not be effective with respect to the form of payment or date for commencement of payment of his or her Pre-2005 Benefit under the Plan unless such election is expressly approved in writing by the Committee. If the Committee shall not approve such election in writing, then the form of payment or date for commencement of payment of the Participant’s Pre-2005 Benefit under the Plan shall be selected by the Committee at its sole discretion.

(b)	Post-2004 Benefit.
(i)	Payment of a Post-2004 Benefit in accordance with this Section 6.3 shall commence within 45 days after the Participant’s date of separation from service with the Company and all Affiliated Companies, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.

(ii)	The Post-2004 Benefit shall be payable in a form elected by a Participant no later than December 31, 2005. Notwithstanding the preceding sentence, in the case of an Employee who becomes a Participant on or after January 1, 2005, the aforementioned election with respect to the form of payment of a Post-2004 Benefit shall be made within 30 days after the date the Participant first becomes eligible to participate, and such election shall be effective with respect to Compensation related to services to be performed subsequent to the election; provided that such a Participant shall not be considered first eligible if on the date he becomes a Participant he participates in any other nonqualified account balance plan that is subject to Code Section 409A, maintained by the Company or an Affiliated Company. The form of payment shall be elected by the Participant at the time he makes the election described in the first or second sentence of this paragraph (iii) from among those forms of payment available at that time under the Basic Plan. If a timely payment election is not made by a Participant, payment shall be made in a lump sum.

(iii)	A Participant cannot change the time or form of payment of a Post-2004 Benefit under this Section 6.3(b) unless (A) such election does not take effect until at least 12 months after the date the election is made, (B) in the case of an election related to a payment not related to the Participant’s Disability or death, the first payment with respect to which such new election is effective is deferred for a period of not less than five years from the date such payment would otherwise have been made, and (C) any election related to a payment based upon a specific time or pursuant to a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment.

(iv)	Notwithstanding any preceding provision of this Section 6.3(b), a Participant may change an election with respect to the time and form of payment of a Post-2004 Benefit, without regard to the restrictions imposed under paragraph (iii) next above, on or before December 31, 2006; provided that such election (A) applies only to amounts that would not otherwise be payable in calendar year 2006, and (B) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year.

(v)	Notwithstanding any other provision of the Plan, in no event can a payment of a Post-2004 Benefit to a Participant who is a Specified Employee of the Company or an Affiliated Company, at a time during which the Company’s capital stock or capital stock of an Affiliated Company is publicly traded on an established securities market, in the calendar year of his or her separation from service be made before the date that is six months after the date of the Participant’s separation from service with the Company and all Affiliated Companies, unless such separation is due to death or Disability.
     A Participant shall be deemed to be a Specified Employee for purposes of this subparagraph (iv) if he or she is in job category C2 or above with respect to the Company or the Affiliated Company that employs him or her; provided that if at any time the total number of Employees in job category C2 and above is less than 50, a Specified Employee shall include any person who meets the definition of a Key Employee set forth in Code Section 416(i) without reference to paragraph (5). A Participant shall be deemed to be a Specified Employee with respect to a calendar year if he is a Specified Employee on September 30th of the preceding calendar year. If a Specified Employee will receive payments hereunder in the form of installments or an annuity, the first payment made as of the date six months after the date of the Participant’s separation from service with the Company and all Affiliated Companies shall be a lump sum, paid as soon as practicable after the end of such six-month period, that includes all payments that would otherwise have been made during such six-month period. From and after the end of such six month period, any such installment or annuity payments shall be made pursuant to the terms of the applicable installment or annuity form of payment.
ARTICLE VII
ADMINISTRATION OF PLAN
     The Plan shall be administered by the Committee.
ARTICLE VIII
COMPANY’S RIGHTS TO AMEND OR TERMINATE PLAN
     While the Company intends to maintain the Plan in conjunction with the Basic Plan, the Company, or the Officer Nomination and Compensation Committee of the Board of Directors of the Company, reserves the right to amend the Plan at any time and from time to time, or to terminate it at any time for any reason; provided, however, that no amendment or termination of the Plan shall impair or alter such right to a benefit that would have arisen under the Plan as it read before the effective date of such amendment or termination to or with respect to any Employee who has become a Participant in the Plan before the effective date of such amendment or termination or with respect to his or her Beneficiary. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants, surviving spouses and beneficiaries in the manner and at the time described in Article VI of the Plan. No additional benefits shall be earned after termination of the Plan other than the crediting of Interest until the date of distribution of a Participant’s Supplemental Savings Account.

ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Definitions. The terms used in the Plan that are defined in the Basic Plan shall have the meanings assigned to them in the Basic Plan unless otherwise defined in the Plan.
     9.2 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company, any other Employer, or any other party for payment of benefits under the Plan. Obligations of the Company and each other Employer under the Plan shall be an unfunded and unsecured promise to pay money in the future.
     9.3 Income Tax Payout.
(a)	Notwithstanding anything to the contrary contained herein, (1) in the event that the Internal Revenue Service prevails in its claim that any amount of a Pre-2005 Benefit, payable pursuant to the Plan and held in the general assets of the Company or any other Employer, constitutes taxable income to a Participant or his or her Beneficiary for a taxable year prior to the taxable year in which such amount is distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company, and the applicable Participant or his or her Beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such Benefit held in the general assets of the Company or any other Employer, to the extent constituting taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

(b)	Notwithstanding anything to the contrary contained herein, (1) in the event that the Internal Revenue Service prevails in its claim that any amount of a Post-2004 Benefit, payable pursuant to the Plan and held in the general assets of the Company or any other Employer, constitutes taxable income under Code Section 409A, and guidance and regulations thereunder, to a Participant or his or her Beneficiary for a taxable year prior to the taxable year in which such amount is distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company, and the applicable Participant or his or her Beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such Benefit held in the general assets of the Company or any other Employer, to the extent constituting such taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.
     9.4 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Basic Plan applicable to a Basic Plan benefit shall also be applicable to a benefit payable hereunder. Any Basic Plan benefit shall be paid solely in accordance with the terms and conditions of the Basic Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Basic Plan.
     9.5 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other entity or person that the assets of the Company or any other Employer shall be sufficient to pay any benefit hereunder.
     9.6 No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant or Beneficiary the right to be retained in the service of the Company or any other Employer.
     9.7 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings. Notwithstanding the preceding sentence, the Supplemental Savings Account of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in Section 206(d)(3) of ERISA. The Committee shall provide for payment of such portion of a Supplemental Savings Account to an alternate payee (as defined in Section 206(d)(3) of ERISA) as soon as administratively possible following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The balance of any Supplemental Savings Account that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.
     9.8 Applicable Law. The Plan shall be construed and administered under the laws of the State of Indiana, except to the extent preempted by applicable federal law.
     9.9 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, any other Employer, the Committee and the Plan therefor.
     9.10 Unclaimed Benefit. Each Participant shall keep the Committee informed of his or her current address and the current address of his or her Beneficiaries. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed or within three years after the actual death of a Participant, the Committee is unable to locate any Beneficiary of the Participant, then the Committee shall have no further obligation to pay any benefit hereunder to such Participant, Beneficiary, or any other person and such benefit shall be irrevocably forfeited.
     9.11 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, any other Employer, or any individual acting as an employee, or agent at the direction of the Company or any other Employer, or any member of the Committee, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.
     9.12 Claims Procedure. Claims for benefits under the Plan shall be made in writing to the Committee. If the Committee wholly or partially denies a claim for benefits, the Committee shall, within a reasonable period of time, but no later than 90 days after receiving the claim, notify the claimant in writing of the denial of the claim. If the Committee fails to notify the claimant in writing of the denial of the claim within 90 days after the Committee receives it, the claim shall be deemed denied. A notice of denial shall be written in a manner calculated to be understood by the claimant, and shall contain:
(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s review procedure.
     Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits, including the conducting of a hearing, if the Committee deems one necessary. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Committee, special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Committee shall notify the claimant in writing of any such extension. The decision upon review shall (1) include specific reasons for the decision, (2) be written in a manner calculated to be understood by the claimant, and (3) contain specific references to the pertinent Plan provisions upon which the decision is based.

     IN WITNESS WHEREOF, NiSource Inc. has caused this amended and restated Plan to be executed in its name, by its duly authorized officer, on this 2nd day of December, 2005, effective as of January 1, 2005.

NISOURCE INC.
By:	/s/ Michael W. O’Donnell
Michael W. O’Donnell

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